UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2020

Trident Brands Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-53707	26-1367322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Executive Drive, Suite 101, Brookfield, WI, 53005

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (262) 789-6689

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $.001 par value per share	TDNT	N/A

Item 1.01. Entry into a Material Definitive Agreement

On November 30, 2020 (“Effective Date”), Trident Brands Incorporated, a Nevada corporation (the “Company”), entered into that certain Fourth Amendment to Convertible Promissory Notes ( “Fourth Amendment”), with Fengate Trident LP, the holder of the Notes (the “Note Holder”).

By way of background, immediately prior to the transactions reported hereby, The Company was indebted to the Note Holder in the aggregate principal amount of $22.3 million as follows: $12.3 million (the “2016 Convertible Notes”) and $10 million (the “Amended SPA Notes”). In addition, the Company owed aggregate accrued interest of $5,359,392 on the 2016 Convertible Notes and the Amended SPA Notes.

Conversion of $17.7 million of Indebtedness into Company Equity

In connection with the Fourth Amendment, the Note Holder has agreed to convert aggregate principal and accrued interest of $17,659,392 into equity of the Company, as more fully described below.

As of the Effective Date, the Company and Note Holder have agreed that the Company will issue the Note Holder 29,432,320 shares of Company Preferred Stock in full and complete satisfaction of (i) all amounts owing under the 2016 Convertible Notes through November 30, 2020 (including accrued interest thereon) and (ii) all accrued interest on the Amended SPA Notes through November 30, 2020. This transaction represents the conversion of aggregate principal and accrued interest of $17,659,392 into Preferred Stock at the rate of $.60 per share. The $17,659,392 is comprised of $12.3 million of principal owing under the 2016 Convertible Notes and all accrued interest owing under both the 2016 Convertible Notes and the Amended SPA Notes (an aggregate of $5,359,392).

Under the terms of the Fourth Amendment, the Preferred Stock shall be (i) voting shares, with the same voting rights as common shares, except the Preferred Stock shall have no vote in respect of election of directors, (ii) entitled to such dividends as the Board of Directors of the Company may in its discretion declare (and no dividends may be declared on the Company’s other classes of shares unless a dividend is declared on the Preferred Stock), (iii) have a preference in liquidation ahead of all other classes of Company shares, (iv) be entitled upon a sale of the Company (to be further defined in definitive agreements) to receive the consideration that would be payable in respect of that number of shares of common stock of the Company equal to the number of shares of Preferred Stock (on a one-for one basis with the Company common stock), and (v) otherwise on such other terms and conditions as are mutually agreeable and not inconsistent with the foregoing.

The consummation of the foregoing transaction is subject to (i) authorization and issuance of the Preferred Stock, which is subject to approval of the requisite number of common shares of the Company, in accordance with Nevada law and the Company’s organizational documents, and (ii) Note Holder’s obligation to remain in compliance with regulations governing its ownership of voting shares.

The Company and Note Holder have undertaken to consummate the foregoing transactions prior to January 31, 2021.

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Amendment of Terms of $10 million Amended SPA Notes

The Fourth Amendment also amends the Amended SPA Notes (aggregate principal amount of $10 million) as of the Effective Date, as follows:

1.	Interest Rate. The interest rate per annum in respect of outstanding principal under the Amended SPA Notes shall be eight (8%) percent computed on a simple interest basis.

2.	Interest Payments.

a.

Interest on unpaid principal of the Amended SPA Notes ($10 million) with respect to the period of December 1, 2020 through November 30, 2021 may be paid by the Company in kind by issuing a non-interest bearing note (a “PIK Note”) in the amount of $800,000 on November 30, 2021 with a maturity date of November 30, 2025. If no PIK Note is issued on such date, accrued and unpaid principal shall be payable in cash.

b.

Interest on unpaid principal of the Amended SPA Notes with respect to the period of December 1, 2021 through November 30, 2022 may be paid by the Company in kind by issuing a PIK Note in the amount of $800,000 on November 30, 2022 with a maturity date of November 30, 2025. If no PIK Note is issued on such date, accrued and unpaid principal shall be payable in cash.

c.

The PIK Notes issued by the Company pursuant to the previous two paragraphs shall be in the form attached to the Securities Purchase Agreement dated as of September 26, 2016, as amended, pursuant to the which the Amended SPA Notes were issued, subject to revisions necessary to make such PIK Notes non-convertible and non-interest bearing.

d.	Interest on unpaid principal with respect to the period of December 1, 2022 through November 30, 2025 shall be payable quarterly in arrears commencing February 28, 2023.

3.	Termination of Conversion Feature. The convertibility of the Amended SPA Notes is terminated.

4.	Extension of Maturity Date. The Maturity Date of the Amended SPA Notes is extended to November 30, 2025.

Except as modified by the Fourth Amendment, the Notes, as previously amended, remain in full force and effect.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trident Brands Incorporated

Dated: December 1, 2020	By:	/s/ Scott Chapman
Scott Chapman
President

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